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                                                                   Exhibit 10.43

                                                            CONSULTING AGREEMENT


                      AGREEMENT dated as of October 5, 1999, between STAN LEE
               MEDIA, INC., a Colorado corporation ("Company"), and PARAVERSAL, INC. ("Consultant").

               Company currently is engaged in the business of deploying the global brand, intellectual property, development capabilities and goodwill of comic book publisher Stan Lee to the Internet, as well as other new media and traditional media platforms, and the commercial exploitation of such content through e-commerce, product and merchandise licensing and sales, online publishing, gaming, distance learning, financial services, sponsorships, co-branding, advertising, product placement and endorsements. Consultant is experienced in structuring corporate partnering relationships and strategic alliances, and coordinating public relations efforts, through services rendered by Peter F. Paul (being hereinafter sometimes referred to, collectively, as "Consultant"), who is a co-founder of Company.

               Company desires to retain the experience, skills, abilities, background and knowledge of the Consultant, and the Consultant is willing to accept such engagement, in each case, for the purposes and on the terms and conditions described in this Agreement.

               Accordingly, the Company and the Consultant hereby agree as follows:

I.      TERM

               The term of the Consultant's engagement under this Agreement shall be for a period of seven (7) years, commencing as of October 1, 1999, unless earlier terminated as provided in Article IV hereof; and thereafter, this Agreement shall be renewed for two (2) additional, successive three (3) year periods unless either party gives notice of its desire not to renew this Agreement to the other party not more than 180 days and not less than 60 days prior to the expiration of the initial or the then current renewal term, as the case may be (the "Consulting Period").

II.     ENGAGEMENT; DUTIES AND ACCEPTANCE

               SECTION 2.01. Engagement. Company hereby engages the Consultant to provide strategic business development services, including structuring of corporate partnering relationships and strategic alliances; provide marketing/creative direction input; coordinate the Company's public relations efforts, including the positioning of the Company and Mr. Stan Lee; schedule and develop strategy for Mr. Stan Lee's brand/profile, including supervision of Mr. Stan Lee's personal appearances and accompany Mr. Stan Lee to such appearances; and to serve in such other capacity or capacities as the Company may from time to time prescribe, subject always to the discretion of the Company's Board of Directors. The Consultant shall render such services to the Company and the promotion of its interests as the Consultant and the Company



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shall mutually determine. Unless the parties otherwise agree in writing, the
Consultant shall, during the term of this Agreement, perform the services required under this Agreement at the Company's principal executive offices, located at 15821 Ventura Boulevard, Suite 675, Encino, California, 91436. Notwithstanding the foregoing, the Company and the Consultant shall mutually agree as to the travel requirements related to the services to be performed by the Consultant hereunder. The Consultant shall report to the Chairman of the Company and to the Company's Board of Directors.

               The Consultant's expenditure of reasonable amounts of time for other business pursuits, personal business, charitable or professional activities shall not be deemed a breach of his undertaking to provide the required services hereunder, subject always to the provisions of Section 5.02 hereof, provided that such activities do not interfere materially with the Consultant's ability to render such services hereunder.

               SECTION 2.02. Acceptance of Engagement by Consultant. The Consultant accepts such engagement and shall render the services required by this Agreement to be rendered by Peter F. Paul, a co-founder of the Company. The Consultant hereby agrees to execute and deliver the Company's "Confidentiality and Invention Assignment Agreement," in the form attached hereto. The terms of that agreement require the Consultant to refrain for a period of time after engagement from competing with the Company or using or disclosing the Company's Confidential Information (as defined in the agreement) or any confidential information received during its prior engagements in any manner which might be detrimental to or conflict with the business interests of the Company.

III.    CONSULTANT'S COMPENSATION

               SECTION 3.01. Base Compensation.

               (a) Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Consultant and the Consultant shall accept, initial monthly compensation of Sixteen Thousand Five Hundred Dollars ($16,500), for the period commencing October 1, 1999, subject to adjustment as described below (collectively, the "Salary"). Coincident with the receipt by the Company of equity financing in an amount not less than Five Million Dollars ($5,000,000), the Salary payable by the Company to Consultant shall automatically and without any further act on the part of Company be increased to monthly compensation of Twenty Thousand Dollars ($20,000). Coincident with the receipt by the Company of additional equity financing in an amount not less than an additional Five Million Dollars ($5,000,000), the Salary payable by the Company to Consultant shall automatically and without any further act on the part of Company be increased to monthly compensation of Twenty-Five Thousand Dollars ($25,000). The Salary shall be payable in accordance with the Company's standard payroll policies, but not less frequently than monthly.


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               (b) Review. During the term of this Agreement (and as the same may be renewed or extended), the salary described in Section 3.01(a) hereof shall be reviewed by the Board of Directors of the Company and may be adjusted (but in no event to an amount less than the salary then in effect), if the Board of Directors of the Company, in its sole discretion, determines that such adjustment is warranted.

               SECTION 3.02. Bonus. In addition to the salary, the Consultant shall be entitled to an annual bonus (the "Bonus") in accordance with the terms and provisions of the executive bonus program to be mutually agreed upon by the Consultant and the Company.

               SECTION 3.03. Deferred Compensation. Company shall pay Consultant the sum of One Hundred Seventy-Five Thousand Dollars ($175,000) for services rendered since December 1998 in two installments at such times as mutually agreed upon by Company and Consultant. Said services include, without limitation, (i) supervising negotiations with Marvel Enterprises, Inc. enabling Mr. Stan Lee to acquire all rights to his name, brand and likeness for competitive use; (ii) securing the assignment by Mr. Stan Lee in favor of the Company to all such rights and all rights to Mr. Lee's future creations; (iii) assisting Mr. Stan Lee in the development of Company's first Super-Hero franchise by introducing basic computer beta tester game and alien invasion through Internet story concept, global Super Hero team strategy for creating local and global franchise with brand presence and support in key global market region; (iv) identifying and negotiating relationships with Organic, Inc., Next Planet Over, Warner/Acme City, IBM (production studio sponsorship relationship), Pulse Network, Championship Marketing Group, professional relationships with public relations firms (MPRM, Bender/Helper Impact, Hill & Knowlton), and legal counsel (including without limitation, Ziffren, Brittenham, Branca & Fischer,
LLP); (v) identifying and associating the initial members of the Company's Board of Directors; and (vi) identifying and securing an investment vehicle for the Company's emergence as a public company.

               SECTION 3.04. Stock Options. Company and Consultant acknowledge and agree that Consultant (or its designee) has been granted options to purchase five hundred thousand (500,000) shares of the Company's Common Stock pursuant to that certain written compensatory agreement dated as of October 5, 1999. In addition thereto, Company shall grant to Consultant, in arrears, upon each anniversary date of the Consultant's engagement hereunder, an additional two hundred thousand (200,000) shares of the Company's Common Stock at a price equal to 110% of the closing bid price of the Company's Common Stock on its Principal Market determined as of the date of each such grant. "Principal Market" means the Nasdaq National Market System, the Nasdaq SmallCap Market or the OTC Electronic Bulletin Board as appropriate. Consultant shall be entitled to such additional stock options as may be granted to it under any Company stock option plan(s) from time to time in effect at the Company.

               SECTION 3.05. Credits. The Company shall cause Peter F. Paul to be listed in all corporate histories, directories and publications as Co-Founder of the Company with


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Mr. Stan Lee; list Peter F. Paul as the Co-Executive Producer with Mr. Stan Lee on all Company productions; with respect to The 7th Portal, issue a credit as follows: The 7th Portal, Based on a Concept by Peter F. Paul; and with respect to other Company productions, list credits for Peter F. Paul based on activities related to each such production. Such credits shall survive in perpetuity and subsequent to the termination and/or expiration of this Agreement.

               SECTION 3.06. Participation in Employee Benefit Plans. Company shall make available to the Consultant the Company benefit program currently in effect or as may be established from time to time by the Company's Board of Directors for senior executives, including without limitation, any incentive compensation plans or group benefit plans.

               SECTION 3.07. Reimbursement of Expenses. The Consultant is authorized to incur reasonable expenses in connection with the business of the Company, including expenses for entertainment, first class business travel with sedan limousine and stay in deluxe hotels, and similar items. The Company shall provide Consultant with a Company credit card and reimburse the Consultant for all such expenses.

               SECTION 3.08. Other Compensation. The Consultant shall receive such other compensation as may from time to time be granted to the Consultant by the Company's Board of Directors.

               SECTION 3.09. Office and Support Personnel. The Company shall provide the Consultant with an executive office at the Company's principal executive offices and support personnel, including without limitation, an executive assistant, and other facilities and services, in scope and amount substantially similar to those provided to Mr. Stan Lee.

IV.     TERMINATION

               SECTION 4.01. Termination by Consultant Upon Notice. The Consultant may terminate this Agreement, with or without cause, effective upon delivery of ninety (90) days' written notice of termination to the Company to such effect.

               SECTION 4.02. Termination by Company for Cause. The Company may, at any time, terminate this Agreement, for Cause. "Cause" means: (a) willful and repeated failure to comply with the lawful directions of the Board of Directors;
(b) gross negligence or willful misconduct in the performance of Consultant's duties to the Company; or (c) conviction of any act of fraud against, or misappropriation of material property belonging to the Company, conviction of any criminal statute constituting a misdemeanor involving moral turpitude or conviction of a felony, chronic alcoholism or drug addiction.

Upon termination pursuant to the provisions of this Section, the Consultant would be entitled to receive only such compensation accrued and unpaid as of the termination date.


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               SECTION 4.03. Termination for Death and Disability. This
Agreement shall be terminated effective immediately and automatically, upon the death or permanent disability of the Consultant. For purposes of this subsection, "permanent disability" shall be deemed to have occurred if the Consultant is unable by reason of illness or physical or mental disability to perform the services required under this Agreement for a period aggregating 180 days within any period of 12 consecutive months during the Consulting Period.

               SECTION 4.04. Termination Other Than for Cause. If the Consultant is terminated for any reason other than as set forth in Sections 4.02 and 4.03 hereof, the Consultant would be entitled to receive the following compensation and benefits:

               (a) A lump sum payment of One Million Dollars ($1,000,000), which shall be deemed liquidated damages; and

               (b) The Company would maintain in full force and effect the Consultant's group benefit plans or provide the Consultant with alternative substantially equivalent coverage for the greater of (i) two years, and (ii) the unexpired term of this Agreement.

               SECTION 4.06. Effect of Termination. Termination of this Agreement shall not release or discharge either party hereto from any obligation, debt or liability which may previously have occurred and remains to be performed upon the date of termination. In addition, the provisions of
Article V of this Agreement shall survive such termination or expiration of the term of this Agreement.

V.      OBLIGATIONS OF CONSULTANT

               SECTION 5.01. Acceptance of "Confidentiality and Invention Assignment Agreement". Consultant hereby agrees to execute and deliver, and to abide by, the terms and conditions set forth in that certain "Confidentiality and Invention Assignment Agreement" attached hereto.

               SECTION 5.02. Competition. Without Company's prior written approval, Consultant agrees that, during the Consulting Period (and as the same may be renewed or extended) or, if Consultant terminates this Agreement without a material breach by Company, Consultant shall not, directly or indirectly, for his own account or the account of any other person, firm or company (i) offer or sell any products or services, or participate in any business which offers or sells any products or services, which compete directly or indirectly with the products or services offered or sold, or proposed by Company to be offered or sold, by Company on the date of such expiration or termination that Consultant would have knowledge of by virtue of his capacity; (ii) induce or attempt to induce any person(s) or entities which were customers of Company during the Consulting Period or were being actively solicited at the time of termination


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of the Consulting Period to cease doing business or not to commence doing business in whole or in part with Company or solicit the business of any such customer for any products or services which compete with any of the products or services offered or sold, or proposed by Company to be offered or sold, by Company on the date of such expiration or earlier termination that Consultant would have knowledge of by virtue of his capacity; or (iii) solicit, interfere with, or endeavor to cause any employee or consultant of Company to leave his employment or engagement or induce or attempt to induce any such employee or consultant to breach his employment or engagement agreement with Company. Participation in a business shall include, but not be limited to, serving as a director, officer, employee, agent or other representative of or having an interest in the business as an owner, stockholder, partner, limited partner, joint venturer, material creditor or any other financial interest; provided, however, that the following shall not be in violation of this covenant: (i) the ownership by Consultant of not more than three (3) percent of the outstanding shares of stock of any such business listed on any national stock exchange or registered under the federal securities laws and actively traded in the over-the-counter market; and (ii) participation by Consultant in any capacity in any business, which participation has received a specific written approval of a majority of the Board of Directors of Company, which approval is hereby given by Company to Consultant in connection with its activities related to the following projects: (A) Global Language Solutions (substantially all of its activities are based in South America, which principally teaches English as a "second" language to indigenous populations); (B) Digicon Entertainment (a 3-D motion capture production company); and (C) American Spirit Foundation (www.americanspiritfdn.org).

               SECTION 5.03. Rights and Remedies Upon Breach of Consultant's Obligations. Because of the unique and proprietary nature of the Company's Confidential Information and business operations and practices, and the unique character of Consultant's services, and because any material breach of any of the provisions of this Agreement will cause irreparable injury to Company for which money damages would not be an adequate remedy, it is understood and agreed that Company's remedy for a material breach by Consultant of this Agreement will be inadequate, and that, therefore, in the event of any material breach by Consultant of his obligations pursuant to the terms of this Agreement, Company shall be entitled, upon application to any court of competent jurisdiction, to equitable relief (including, without limitation, provisional and permanent injunctive relief and specific performance) in order to enforce or prevent violation of such provision or provisions. Nothing contained herein shall be construed as prohibiting Company from pursuing any other remedies provided to it by this Agreement or available to it at law or in equity for such breach including, without limitation, the recovery of money damages from Consultant.

               SECTION 5.04. Survival of Consultant's Obligations. Consultant's obligations pursuant to this Article shall survive the termination of this Agreement.


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VI.     GENERAL PROVISIONS

               SECTION 6.01. Notices. All notices, requests, consents or other communications provided for in or to be given under this Agreement shall be in writing, may be delivered in person, by facsimile transmission (fax), by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by fax,
(b) one (1) day after having been delivered to an overnight air courier or (c) three (3) days after having been deposited in the mails as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

               If to Consultant:    Paraversal, Inc./Peter F. Paul
                                    16350 Ventura Boulevard, Suite 369
                                    Encino, CA   91436
                                    Fax: (818) 789-4129

               If to Company:       Stan Lee Media, Inc.
                                    15821 Ventura Boulevard, Suite 675
                                    Encino, CA   91436
                                    Attention of Chief Operating Officer
                                    Fax: (818) 461-1760

               SECTION 6.02. Assignment. The Consultant shall be entitled to assign and delegate the duties prescribed to be performed by it hereunder to an entity controlling, controlled by or under common control with the Consultant. Except as otherwise set forth in the preceding sentence, this Agreement shall not be assigned, pledged or transferred in any way by either party hereto. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits contrary to the foregoing provisions shall be null and void.

               SECTION 6.03. Conflicting Agreements. Consultant hereby represents and warrants to Company that its entering into this Agreement, and the obligations and duties undertaken by it hereunder, will not conflict with, constitute a breach of or otherwise violate the terms of any engagement or other agreement to which it is a party and that it is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

               SECTION 6.04. Indemnification; Insurance. Company shall indemnify Consultant and hold Consultant harmless from any claims, actions, charges, expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding to which Consultant was or is a party or is threatened to be made a party arising by reason of the fact that Consultant is or was a consultant of Company. For purposes of this Section, "proceeding" means any threatened, pending or completed action or proceeding,


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whether civil, criminal, administrative or investigative, and includes an action or proceeding by or in the right of Company to procure a judgment in its favor, and "expenses" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification under this Agreement or under the laws of the State of California. In addition, to the extent economically practicable as determined by the Company in its sole discretion, Company shall include Consultant as an additional named insured on its insurance policies, including without limitation, any officers' and directors' liability insurance policy.

               SECTION 6.05. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall any party hereto be estopped from enforcing any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

               SECTION 6.06. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California. In the event of any dispute or controversy arising under this Agreement or the transactions contemplated herein, the parties mutually consent to the jurisdiction of the state and federal courts located in Los Angeles, California, and agree that any litigation may be served outside of California with the same force and effect as if service had been made in California.

               SECTION 6.07. Entire Agreement; Amendments. This Agreement, including the "Confidentiality and Invention Assignment Agreement" attached hereto, is intended by the parties as a final expression of their Agreement with respect to the terms included herein, and may not be contradicted or varied by evidence of any prior or contemporaneous agreement. Any change, revision or modification of any provision of this Agreement shall not be binding unless executed in writing and signed by a duly authorized representative of each of the parties hereto.

               SECTION 6.08. Headings. Headings contained herein are for convenient reference only; they are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

               SECTION 6.09. Survival of Provisions. In case any one or more of the provisions or any portion of any provision contained in this Agreement (including, without limitation, any geographical or temporal restrictions, contained in Article V hereof) should be found to be invalid, illegal or unenforceable in any respect, such provision or portion thereof shall be modified or deleted in such manner so as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the validity, legality and enforceability of any such provision shall not in any way be


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affected or impaired thereby, such remaining provisions or portion of any such provision construed as severable and independent thereof.

               SECTION 6.10. Arbitration; Attorneys' Fees. Any dispute or conflict which arises between the parties hereto shall be submitted to the American Arbitration Association, before a single arbitrator, in accordance with its then current Commercial Rules in Los Angeles, California, for arbitration and the parties shall be bound by the results of such arbitration in accordance with applicable California law. If either party brings an action for judicial review or enforcement of the arbitration proceedings, award or decision, the prevailing party in any such action, trial or appeal shall be entitled to its reasonable attorneys' fees to be paid by the nonprevailing party as fixed by the court.

               SECTION 6.11. Waiver of Jury. With respect to any dispute arising under or in connection with this Agreement or any related agreement, as to which no party invokes the right to arbitration hereinabove provided, or as to which legal action nevertheless occurs, each party irrevocably waives all rights it may have to a jury trial. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EACH PARTY, AND EACH ACKNOWLEDGES THAT NONE OF THE OTHER PARTIES NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTIES HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER, BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

               SECTION 6.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered a duplicate original.

               SECTION 6.13. Construction. Each of the parties hereto has been represented by counsel throughout this transaction who has carefully negotiated the provisions hereof. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties. When the context so requires in this Agreement, the masculine gender includes the feminine and/or the neuter, and the singular number includes the plural.


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               IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement, in the case of Company by its duly authorized officer(s) empowered so to act, all as of the date first above written.

                                      STAN LEE MEDIA, INC.,


                                      By: /s/ Gill Champion
                                         ---------------------------------------
                                          Gill Champion, Chief Operating Officer

                                      PARAVERSAL, INC.,


                                      By: /s/ Peter F. Paul
                                         ---------------------------------------
                                      [Signature of Consultant]


                                          PETER F. PAUL
                                      ------------------------------------------
                                      [Type or Print Name and Title]


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               CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT


                      AGREEMENT dated as of October 5, 1999, between STAN LEE
               MEDIA, INC., a Colorado corporation and its affiliated companies (collectively, the "Company"), and PARAVERSAL, INC. ("Paraversal") and PETER F. PAUL ("Paul"; Paul and Paraversal being hereinafter referred to, collectively, as "Consultant").

               In consideration of the commencement of Consultant's engagement and the compensation paid to Consultant, Consultant acknowledges and agrees with the Company as follows:



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I.      EFFECTIVENESS

               This Agreement shall become effective on the earlier of (i) commencement of Consultant's engagement with the Company, or (ii) the date and time at which any Confidential Information (as defined in Section 2.01 below) was or is first disclosed to Consultant.

II.     PROTECTION OF COMPANY'S CONFIDENTIAL INFORMATION

               SECTION 2.01. Confidential Information. The Company has and will develop, compile, and own certain proprietary techniques and confidential information which have great value in its business (said techniques and information being hereinafter referred to, collectively, as "Confidential Information"). The Company has and also will have access to Confidential Information of its Clients. ("Clients" shall mean any persons or entities for whom the Company performs services or furnishes goods, or from whom the Company or Consultant obtains information). Confidential Information includes not only information disclosed by the Company or its Clients to Consultant in the course of his or her engagement, but also information developed or learned by Consultant during the course of his or her engagement with the Company, such as Innovations (as defined in Section 4.01 below). Confidential Information is to be broadly defined. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company or Clients are engaged or contemplate engaging. Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company or Clients, whether or not such information is identified as Confidential Information by the Company or Clients. By example and without limitation, Confidential Information includes all technical and non-technical information including copyright, trade secret and proprietary information, pricing strategies and models, know-how, processes, algorithms, software programs, software source documents, and formulas related to the current, future or proposed products and services of the Company, and includes, without limitation, the Company's information concerning pricing strategies, financial information, procurement and purchasing requirements, business forecasts, and sales and marketing plans and information.

               Notwithstanding the foregoing, Confidential Information shall expressly exclude any information that (i) was in the public domain at the time it was communicated to the Employee; (ii) entered into the public domain subsequent to the time it was communicated to the Employee through no fault of the Employee; (iii) was in the Employee's possession free of any obligation of confidence at the time it was communicated to the Employee; (iv) was developed by Employee independently of and without reference to any information communicated to the Employee by the Company; or (v) disclosure was required by any governmental body, was otherwise required by law, or was necessary to establish the rights of either party under this Agreement.

               SECTION 2.02. Protection of Confidential Information. Consultant agrees that at all times during or after his or her engagement, he or she will hold in trust, keep



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Paraversal, Inc.
As of October 5, 1999
Page 3


confidential, and not disclose to any third party or make any use of the Confidential Information of the Company or Clients except for the benefit of the Company or Clients and in the course of his or her engagement with the Company. Consultant further agrees not to cause the transmission, removal, or transport of Confidential Information or Innovations from the Company's principal place of business at 15821 Ventura Boulevard, Suite 675, Encino, California, 91436, or such other place of business specified by the Company, without prior written approval of the President of the Company. Consultant acknowledges that he or she is aware that the unauthorized disclosure of Confidential Information of the Company or its Clients may be highly prejudicial to their interests, an invasion of privacy, and an improper disclosure of trade secrets. Whenever the approval, designation, specification, or other act of the President of the Company is required under this Agreement, the President may, by written designation, authorize an agent of the Company to perform such act.

III.    PRIOR KNOWLEDGE AND RELATIONSHIPS

               SECTION 3.01. Prior Knowledge and Innovations. Except as disclosed on Schedule A to this Agreement, Consultant does not know anything about the Company's Confidential Information, other than the information he or she has learned from the Company. Consultant also has disclosed on Schedule A a complete list of all inventions or innovations proprietary to Consultant and which Consultant wants to exclude from the application of this Agreement. The Company agrees to receive and hold all such disclosures in confidence.

               SECTION 3.02. Prior Commitments. Except as disclosed on Schedule A to this Agreement, Consultant has no other agreements, relationships, or commitments to any other person or entity which conflict with Consultant's obligations to the Company under this Agreement.

               SECTION 3.03. Proprietary Information or Trade Secrets of Others. Consultant will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Consultant represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.

IV.     ASSIGNMENT OF CONSULTANT INNOVATIONS

               SECTION 4.01. Disclosure. Consultant will promptly disclose in writing to the Company all discoveries, developments, designs, ideas, innovations, improvements, inventions, formulas, processes, techniques, know-how, and data (whether or not patentable or registerable under copyright or similar statutes) made, conceived, reduced to practice, or learned by Consultant (either alone or jointly with others) during the period of his or her engagement,



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Paraversal, Inc.
As of October 5, 1999
Page 4


that are related to or useful in the business of the Company, or which result from tasks assigned to Consultant by the Company, or from the use of premises owned, leased, or otherwise acquired by the Company (all of the foregoing being hereinafter referred to, collectively, as "Innovations").

               SECTION 4.02. Assignment of Innovations. Consultant acknowledges and agrees that all Innovations belong to and shall be the sole property of the Company and shall be Innovations of the Company subject to the provisions of this Agreement. Consultant hereby assigns to the Company all right, title, and interest Consultant may have or may acquire in and to all Innovations. Consultant agrees to sign and deliver to the Company (either during or subsequent to his or her engagement) such other documents as the Company considers desirable to evidence (1) the assignment of all rights of Consultant, if any, in any Innovations to the Company and/or (2) the Company's ownership of such Innovations. Any provision in this Agreement requiring Consultant to assign rights to an Innovation does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Consultant's own time and which does not relate to the business of the Company.

               SECTION 4.03. Power of Attorney. In the event the Company is unable to secure Consultant's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Innovation, whether due to mental or physical incapacity or any other cause, Consultant hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his or her agent and attorney-in-fact, to act for and in his or her behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other right or protections with the same force and effect as if executed and delivered by the Consultant.

V.      TERMINATION OF ENGAGEMENT

               SECTION 5.01. Delivery of Documents and Data on Termination of Engagement. In the event of termination (voluntary or otherwise) of Consultant's engagement with the Company, Consultant agrees, promptly and without request, to deliver to and inform the Company of all documents and data pertaining to his or her engagement and the Confidential Information and Innovations of the Company or Clients, whether prepared by Consultant or otherwise coming into his or her possession or control, and to sign Schedule B to this Agreement. Consultant will not retain any written or other tangible material containing any information concerning or disclosing any of the Confidential Information or Innovations of the Company or Clients. Consultant recognizes that the unauthorized taking of any of the

Paraversal, Inc.
As of October 5, 1999
Page 5


Company's trade secrets is a crime under California Penal Code Section 499c and is punishable by imprisonment in a state prison or in a county jail for a time not exceeding one year, or by a fine not exceeding Five Thousand Dollars ($5,000), or by both such fine and such imprisonment. Consultant further recognizes that such unauthorized taking of the Company's trade secrets could also result in civil liability under California Civil Code Section 3426, and that willful misappropriation may result in an award against Consultant for triple the amount of the Company's damages and the Company's attorneys' fees in collecting such damages.

               SECTION 5.02. Obligations of Consultant After Termination of Engagement. In the event of termination (voluntary or otherwise) of Consultant's engagement with the Company, Consultant agrees that he or she will protect the value of the Confidential Information and Innovations of the Company and Clients and will prevent the misappropriation or disclosure thereof. Consultant will not disclose or use to his or her benefit (or the benefit of any third party) or to the detriment of the Company or its Clients any Confidential Information or Innovation. Consultant further agrees that for a period of one year immediately following termination (voluntary or otherwise) of Consultant's engagement with the Company, Consultant shall not interfere with the business of the Company by inducing an employee to leave the Company's employ or by inducing a consultant to sever the consultant's relationship with the Company.

               In addition, each party hereto shall refrain thereafter from uttering any disparaging remarks or criticisms of the other party or its officers, directors, shareholders, employees, representatives or agents which might have the effect of injuring such party or such officers', directors', shareholders', employees', representatives' or agents' character, reputations, or profitability, and such party shall be entitled in the case of each such utterance to liquidated damages in the amount of $10,000. Each party hereto acknowledges that the liquidated damages specified above approximate the amount of damages which a party would sustain taking into account, from the nature of the case, that it would be impracticable or extremely difficult to fix the actual damages. Each party hereto acknowledges further that such damages are reasonable under the circumstances existing at the time this Agreement is made and that this provision for liquidated damages is valid under Section 1671 of the California Civil Code. Each party's entitlement to liquidated damages as provided herein is in addition to, and not in lieu of, all its other rights and remedies available hereunder or under applicable law or in equity.

VI.     GENERAL PROVISIONS

               SECTION 6.01. Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder shall be in

Paraversal, Inc.
As of October 5, 1999
Page 6


writing and may be personally served or may be deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:


               If to the Company:    Stan Lee Media, Inc.
                                     15821 Ventura Boulevard, Suite 675
                                     Encino, CA   91436
                                     Attention of Chief Operating Officer.

               If to the Consultant: Paraversal, Inc./Peter F. Paul
                                     16350 Ventura Boulevard, Suite 369
                                     Encino, CA   91436

or at such other address as such party shall have specified most recently to the other party by written notice. Notice mailed as provided herein shall be deemed given on the date of delivery, as evidenced by the return receipt.

               SECTION 6.02. Governing Law. This Agreement shall be construed under the substantive laws of the State of California and without giving effect to California choice-of-law or conflict-of-law principles. In the event of any dispute or controversy arising under this Agreement or the transactions contemplated herein, the parties mutually consent to the jurisdiction of the state courts of California and the federal district court for the Central District of California, and agree that any litigation may be served outside of California with the same force and effect as if service had been made in California.

               SECTION 6.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by the Consultant without the prior written consent of the Company; provided, however, further, that the Company shall be entitled to assign all its rights and delegate all its duties hereunder without the consent or any act on the part of the Consultant.

               SECTION 6.04. Entire Agreement; Amendment. This Agreement and the schedules hereto constitutes and contains the entire agreement of the parties hereto and supersedes any and all prior negotiations, correspondence, undertakings and agreements between the parties respecting the subject matter hereof. This Agreement may not be amended or modified, except by written instrument signed by the party to be bound.

Paraversal, Inc.
As of October 5, 1999
Page 7


               SECTION 6.05. Waiver. Neither any failure nor any delay on the part of the Company or the Consultant in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

               SECTION 6.06. Survival of Provisions. In case any one or more of the provisions or any portion of any provision contained in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision or portion thereof shall be modified or deleted in such manner so as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the validity, legality and enforceability of any such provision shall not in any way be affected or impaired thereby, such remaining provisions or portion of any such provision construed as severable and independent thereof.

               SECTION 6.07. Arbitration; Attorneys' Fees. Any dispute or conflict which arises between the parties hereto shall be submitted to the American Arbitration Association in accordance with its then current Commercial Rules in Los Angeles County, California, for arbitration and the parties shall be bound by the results of such arbitration in accordance with the California Code of Civil Procedure Section 1283.05. If either party brings an action for judicial review or enforcement of the arbitration proceedings, award or decision, the prevailing party in any such action, trial or appeal shall be entitled to its reasonable attorneys' fees to be paid by the nonprevailing party as fixed by the court.

               SECTION 6.08. Waiver of Jury. With respect to any dispute arising under or in connection with this Agreement or any related agreement, as to which no party invokes the right to arbitration hereinabove provided, or as to which legal action nevertheless occurs, each party irrevocably waives all rights it may have to a jury trial. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EACH PARTY, AND EACH ACKNOWLEDGES THAT NONE OF THE OTHER PARTIES NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTIES HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER, BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

Paraversal, Inc.
As of October 5, 1999
Page 8


               SECTION 6.09. Engagement at Will. Engagement and compensation can be terminated, with or without cause, and with or without notice, at any time, at the option of the Company or the Consultant. No provision set forth in this Agreement shall limit or otherwise alter the foregoing.

               SECTION 6.10. Counterparts. This Agreement may be executed in two or more counterparts, but all of which, when taken together, shall constitute one and the same Agreement.

               IN WITNESS WHEREOF, the Consultant and in the case of the Company, by its duly authorized officer empowered so to act, have duly executed this Agreement, as of the date first above written.

               COMPANY:             STAN LEE MEDIA, INC.,


                                    By: /s/ Gill Champion
                                       -----------------------------------------
                                       Its: C.O.O.
                                           -------------------------------------

CAUTION: THIS AGREEMENT AFFECTS YOUR RIGHTS TO INNOVATIONS YOU MAKE DURING YOUR ENGAGEMENT, AND RESTRICTS YOUR RIGHT TO DISCLOSE OR USE THE COMPANY'S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO YOUR ENGAGEMENT. CONSULTANT HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS. CONSULTANT HAS COMPLETELY FILLED OUT SCHEDULE A TO THIS AGREEMENT.

               CONSULTANT:          PARAVERSAL, INC.,


                                    By: /s/ Peter F. Paul
                                       -----------------------------------------
                                       Its: Authorized Representative
                                           -------------------------------------


                                        /s/ Peter F. Paul
                                    --------------------------------------------
                                    PETER F. PAUL